Exhibit 99.1

The Chefs’ Warehouse Acquires Qzina Specialty Foods

Acquisition Strengthens Pastry Category and Provides Expansion to Four New Markets

Ridgefield, CT, May 1, 2013 — The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that it has acquired all of the equity interests of Qzina Specialty Foods North America Inc., based in Pompano Beach, FL. Founded in 1982, Qzina is a leading supplier of gourmet chocolate, dessert and pastry products dedicated to the pastry professional. They currently supply more than 3,000 products to serve some of the finest restaurants, bakeries, patisseries, chocolatiers, hotels and cruise lines throughout the US and Canada.

“We are thrilled to have Qzina join the Chefs’ Warehouse family,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “We believe that this acquisition, combined with our existing business in the pastry category, positions us as the leading supplier to the gourmet pastry professional. With this acquisition there are many synergies in our major markets as well as exciting opportunities to enter four new markets - Vancouver, Edmonton, Toronto and Chicago.”

“We are incredibly excited to join The Chefs’ Warehouse team. We believe that this is a great opportunity for our dedicated staff, our loyal customers, and our trusted vendors, who have all contributed to building Qzina into what it is today,” said Rex Ciavola, president of Qzina. “We are thrilled to build upon our combined platform as part of the Chefs’ Warehouse family of companies.”

Qzina is expected to generate approximately $60 million to $65 million in annualized revenue in 2013. The total purchase price for the business was approximately $32.7 million at closing (subject to customary post-closing working capital adjustments) and was funded with borrowings under the Company’s existing revolving credit facility. The acquired business is expected to contribute modestly to the Company’s earnings in late 2013 as the business is being integrated. The Company currently expects Qzina to contribute approximately $0.05 to $0.06 to diluted earnings per share in 2014, assuming that integration is complete.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 20,700 products to more than 12,500 customer locations throughout the United States.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s and Qzina’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Words like “anticipate,” “seek,” “expect,” “post-closing,” and “believe” and variations of these words and similar expressions are intended to identify forward-looking statements. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors, including Qzina, and to successfully integrate those businesses and realize expected synergies from those acquisitions; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:

Investor Relations

John Austin, (718) 684-8415

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